Exhibit 10.3

Steve McGill

Aon Corporation

USA

January 12, 2012

International Assignment – Chicago, Illinois (U.S.) to London, England

Dear Steve,

Your relocation to London is critical to Project Market and will help us realize the benefits of the transaction for all concerned stakeholders.  As you know, the transaction is anticipated to position the company for future growth, improve our financial flexibility, and increase our ability to invest globally in strategic initiatives and talent.

We recognize this assignment will require a significant time commitment, as well as personal adjustment and inconveniences for you and your family. However, we are committed to working with you to ensure that your international assignment is as successful and smooth as possible.

This letter sets out the terms of your assignment and the assistance we are committed to provide in connection with your relocation, consistent with the approval of, and directions provided by, the Organization and Compensation Committee of the Company’s board of directors.

1.              Introduction

This assignment is subject to your acceptance of the terms and conditions outlined in this letter, which sets forth the entire agreement between you and the Company regarding your international assignment.  To the extent that anything in this letter conflicts with your current employment terms or agreement, or the Company’s Employee Handbook, this letter, once countersigned by you, will be a variation to your employment terms.  Unless otherwise specified herein, your current employment terms and conditions will remain unchanged for the duration of the international assignment.

2.              Employment Status

These terms and conditions will only be in effect for the period of this assignment.  During this period you will remain an employee of Aon Service Corporation or Aon Corporation, as applicable (“the Company”).  You will be expected to conform to the general requirements of the Company’s Employee Handbook and any local rules and procedures and relevant legislation.  During the assignment, you will be seconded (loaned) to Aon Global, Limited, Aon’s parent company in London, England.

3.              Assignment Duration

Your assignment will commence on a date to be mutually agreed on or before September 1, 2012.  The duration of the assignment is expected to be less than 24 months, after which you will return to the Company’s offices in Chicago, Illinois, provided that the Company may, in consultation with you, extend or shorten your assignment according to business needs and/or your personal circumstances. In the event that your assignment is extended beyond 36 months the Company reserves the right to “localize” your terms.

4.              Immigration

Your assignment is conditional upon the Company being able to obtain and maintain the appropriate work permit, visa and/or other authorization documents for you to work and remain in London, England.  The Company will cover the cost of obtaining and maintaining the appropriate work permit/visa for you.  In addition, should you desire and consistent with current policy, the Company will also assist your spouse or partner in obtaining a work permit, visa and/or other authorization documents to work in London.

5.              Changes to Compensation Arrangements

The changes to your compensation and benefits package during your international assignment, as described below, are designed to provide you with a level of income and benefits which do not disadvantage you in comparison to those you would have received in the United States. We have also taken into consideration any additional costs that you may reasonably incur as a result of living in London.  Unless otherwise noted below as being a non-taxable benefit, the following benefits will be provided to you subject to income and social taxes.

5.1.           Cost of Living Allowance

You will receive an annual cost of living allowance of US$90,000.  The allowance is intended to replicate your U.S. purchasing power in London and is based on a family size of four.  The allowance will be paid semi-monthly via your U.S. payroll

5.2.           Car Allowance

You will receive an annual car allowance of US$23,500 (GBP15,000) while on assignment in the U.K.  Some or all of this allowance may be non-taxable to you, depending on the extent of your usage of transportation for Company business. This allowance will be reviewed and adjusted annually to reflect local market practice.  The allowance will be paid semi-monthly via your U.S. payroll.

5.3.           Household Goods Move

The Company will pay the transportation and moving cost of you and your family to London from the U.S. at the beginning of your assignment in line with the Company’s relocation policy for an international household goods move. All or a portion of the benefits described in this paragraph 5.3 may be non-taxable to you.

5.4.           Relocation Allowance

You will receive a one-time relocation allowance of US$80,000 in the first month you are working in London. This allowance is intended to cover all miscellaneous expenses not covered by other provisions included in your relocation package.  All or a portion of this allowance may be non-taxable to you if used to purchase certain goods or services related to the international assignment, as evidenced by receipts.  Your independent tax advisor will provide the criteria.

5.5.           Waiver/Retention Bonus

You will receive a waiver/retention bonus of US$200,000 as consideration, and in exchange, for your acknowledgement and agreement that your consent herein to the international assignment, and your acceptance of this international assignment to London and repatriation thereafter, shall not give rise to any right to terminate for good reason (as defined in your employment agreement, if applicable) now or hereafter.  This bonus will be paid in two equal lump sums: one-half in the month prior to your relocation to London; and, one-half on the 12 month anniversary of the relocation date.

5.6.           Income Taxes Payable in the U.K. (Equalization Tax)

It is likely that all or a portion of your earned income during any given U.K. tax year will be subject to tax in the U.K. The Company applies a tax equalization policy (as described in

Appendix A) which is designed to ensure the income and social taxes you pay will be no more than what you would have paid had all of your earnings been taxable solely in the U.S. For the avoidance of doubt, the policy does not provide for the grossing up for U.S. income and social taxes on the relocation benefits described herein.

5.7.           Tax Preparation Services

The Company will also provide you with enhanced tax preparation, financial planning and expatriate services for the tax years covered by the international assignment and tax years for which international earnings are taxed by U.K. tax authorities following repatriation at the conclusion of the assignment.

6.              Hours of Work and Holidays

Your work schedule, work hours and observed holidays will follow the practice in London.

7.              Repayment Agreement

Should you elect to resign from the Company to work with a direct competitor, during your assignment or up to 12 months after the end of your assignment, the Company reserves the right to require repayment of all expatriate allowances you received in the preceding 12 months.  You agree that the Company may set off any such amounts against any amount the Company owes you on or after termination of your employment.

Additionally, with respect to the waiver/retention bonus only, if you resign for any reason while on the international assignment or the Company terminates your employment for cause (as defined in your employment agreement), you will be obligated to repay promptly to the Company a pro-rata portion of the annual waiver/retention bonus.  The prorated portion to be repaid will be calculated according to the following formula:  (the number of months remaining before the next succeeding anniversary date of the beginning of the international assignment divided by 12) x the USD value of the annual waiver/retention bonus.

Should you depart the Company due to mutual consent, the repayment obligation in this paragraph 7 will not apply.

8.              Termination of Employment

If your employment is terminated without cause while on assignment, the Company will pay reasonable transportation and moving costs for you and your family to return to the U.S.  For avoidance of doubt, in this instance the company will continue to provide tax preparation and planning services for the tax years covered by the international assignment and tax years for which international earnings are taxed by U.K. tax authorities following repatriation.

Should you be terminated for cause or voluntarily terminate your employment without mutual consent while on assignment, you will bear all relocation and other costs arising after your termination for cause or resignation date.

9.              Completion of Assignment

At the end of your assignment the Company will endeavor to repatriate you into a position consistent with your then current employment agreement, if applicable, and in accordance with your capabilities, interest and career potential.  Your relocation will be managed in accordance with the provisions of the Company’s policy.

10.       Repatriation Assistance

The Company will pay the transportation and moving cost for you and your family back to the U.S. at the end of your assignment in accordance with the Company’s international relocation policy.

11.       Third Party Beneficiary

Each related entity of the Company is a third party beneficiary of this letter, and each of them has the full right and power to enforce rights, interests and obligations under this letter without limitation or other restriction.

12.       No Waiver

No failure or delay by any party in exercising any right, power or remedy under this letter shall operate as a waiver thereof, nor shall any single or particular exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by any party of any breach of any provision of this letter shall be deemed to be a waiver of any subsequent breach of that or any other provision of this letter.

13.       Withholding and Deductions

While it is anticipated that all or most of your compensation from the Company will be subject to a hypothetical tax deduction rather than actual tax withholdings, all amounts paid pursuant to this letter shall be subject to deductions and withholding for taxes (national, local, foreign or otherwise) to the extent required by applicable law.

14.       Code Section 409A

We intend that this letter and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent applicable thereto. The time and form of payment of compensation, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this letter, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and you are a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of your death or the date that is six months and one day following your termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to you in a lump sum, and any remaining payments due under this letter will be payable at the same time and in the same form as such amounts would have been paid.  For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which you are entitled will be treated as a separate payment.

15.       Governing Law

This letter will be construed in accordance with and governed by the laws of the State of Illinois, without regard to the choice of law principles thereof.  Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the Federal or state courts located in the State of Illinois.  You agree to submit to personal jurisdiction in the foregoing courts and to venue in those courts.  You further agree to waive all legal challenges and defenses to the propriety of a forum in Chicago, Illinois and to the application of Federal or Illinois law therein.

Please confirm acceptance of the terms set out in this letter by signing below and returning a copy of the signed letter to me.

Sincerely,

/s/ Gregory J. Besio

Gregory J. Besio
EVP, Chief Human Resource Officer

Employee’s Acknowledgement:

By signing below, I acknowledge receipt of this letter; I accept the terms and conditions contained herein; and I consent to this international assignment.  For the avoidance of doubt, nothing in this letter is intended to diminish my rights under my current employment arrangement with the Company (including, if applicable, my employment agreement with the Company), or any plan or equity-based award agreement, and I will continue to be entitled to the rights and benefits under any such arrangement during this international assignment.  Notwithstanding the foregoing, I acknowledge and agree that my consent herein to the international assignment, and my acceptance of this particular international assignment to London and my repatriation thereafter, shall not give rise to any right to terminate for good reason (as defined in the employment agreement, if applicable) now or hereafter.

I further acknowledge that I have read and agree to be bound by the Company’s tax equalization policy (as set forth on Appendix A).  With regard to that policy, I specifically agree acknowledge and agree that: if I owe any monies to the Company I will make payment of such monies to the Company within 60 days of receiving notification of the amount due; and authorize the Company to deduct (or reduce from my earnings) any amounts owed under this policy from my paycheck where permitted by law.

/s/ Steve McGill	January 12, 2012
Steve McGill	Date

Appendix A

Tax Equalization Policy

The Company will apply the following tax equalization policy to ensure that the income and social taxes you pay will be no more than that you would have paid had all of your earnings been taxable solely in the U.S.  For the avoidance of doubt, the policy does not provide for the grossing up for U.S. income and social taxes on the relocation benefits described in the letter to which this Appendix A is attached.

The Company will determine an estimate of the tax liability you would have paid in the U.S. on your earnings from the Company, known as your “hypothetical” tax liability, and will deduct this estimated hypothetical tax from your monthly earnings via the Company’s U.S. payroll.  This policy will not protect you in your capacity as a shareholder of the Company from capital gains recognized pursuant to U.S. federal income tax as a result of the merger; however, your earnings related to granting or vesting of equity-based awards during your international assignment will be covered by this policy.

Hypothetical tax is paid on salary and on any other income paid to you by the Company (e.g. bonus) or compensation recognized by you (e.g., granting or vesting of stock-based incentives). Please note, for the avoidance of doubt, the Company will deduct hypothetical tax from your income at the point the income is paid to you and not by reference to the payment date that might have applied had you not taken up the assignment.

For a comprehensive description of the hypothetical tax procedures, please see “Aon International Tax Equalization Policy”, a white paper prepared by Corporate Finance in December 2010.

Please note that you will be responsible for the cost of any tax or additional charges arising in any tax jurisdiction on any personal income or gains, spousal income or any other U.S. source income.

For the duration of your assignment and any tail period required, the Company will authorize and pay for a tax adviser to: (1) prepare your joint or individual U.S. Federal and State, and U.K. tax returns as required; and (2), reconcile the hypothetical tax deductions made from your earnings.

If the amount of your final hypothetical tax liability to the Company is greater than the amount of any estimated hypothetical tax payments deducted by the Company from your salary or other payments, then you will be required to pay the additional hypothetical tax to the Company within 60 days of the relevant tax returns being finalized.  If it is less, then the Company will reimburse any excess to you within 60 days.

Provided you meet your obligations to the Company in respect of your hypothetical tax liability and provide such information and assistance as the Company and/or its designated tax adviser shall require in order to resolve your tax affairs on a timely basis and within the filing deadlines set down by the applicable tax authorities, the Company will pay any actual tax or social security liability arising in respect of your earned income.

Should you delay providing the necessary information to the tax advisers you will be responsible for any additional fees and/or penalties that arise as a result of the delay.

Although the Company will retain and pay an external tax adviser on your behalf to prepare your tax returns and to calculate your tax equalization calculations, it remains your personal obligation to file such returns within the applicable time limits and to abide by the tax laws in both the U.S. and U.K.  The external tax adviser will provide regular information regarding your obligations and filing schedules.